Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Clayton Williams Energy, Inc.:

We consent to the use of our report dated March 19, 2004, except as to Note 16, which is as of May 21, 2004, with respect to the consolidated balance sheet of Southwest Royalties, Inc. and subsidiaries as of December 31, 2003 and the related consolidated statements of operations, stockholders’ deficit and other comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2003, incorporated herein by reference, and to the reference to our firm under the heading of “Experts” in the registration statement.  Our report refers to a change in accounting for abandonment obligations as of January 1, 2003 and a change in the method of computing depletion as of January 1, 2002.  Our report dated March 19, 2004, also contains an explanatory paragraph that states that Southwest Royalties, Inc.’s default under certain debt agreements and net working capital deficit at December 31, 2003, raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KPMG LLP

Dallas, Texas

September 1, 2005